Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Enters into an EPC Contract for a 920 MW Power Project in West Virginia

March 10, 2020 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announced today that in late February 2020 its wholly owned subsidiary, Gemma Power Systems (”Gemma”), entered into an engineering, procurement and construction (“EPC”) services contract with ESC Brooke County Power I, LLC to construct Brooke County Power, a 920 MW natural gas-fired power plant, in Brooke County, West Virginia. The facility is being developed by Energy Solutions Consortium, LLC (“ESC”) and construction activities are scheduled to start in 2020 once financial close is achieved.

“ESC Brooke County Power I, LLC will create jobs, source fuel regionally, and use state-of-the-art generation technology for maximum efficiency and minimum emissions. We look forward to working alongside Gemma and General Electric to bring this significant plant capable of powering the equivalent of 700,000 homes to completion,” said Drew Dorn, President of ESC.

“Gemma has been providing EPC solutions to clients for almost 25 years and we are excited that ESC has given us the opportunity to demonstrate our effectiveness and capabilities to help deliver cleaner, reliable energy to Brooke County and to the PJM power market,” said Charles E. Collins, IV, Co-President of Gemma Power Systems.

Argan anticipates adding the project to backlog closer to its expected start date.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the renewable energy sector. Argan’s service offerings focus primarily on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

About Energy Solutions Consortium, LLC

Since 2011, ESC has developed projects featuring clean-burning natural gas power plants that utilize the most efficient combined cycle technology available. ESC focuses on using locally abundant natural gas to support the redevelopment of brownfield and legacy industrial sites to create substantial economic benefits for the communities in which it operates.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. The Company has entered into several EPC contracts that have not started and may not start as planned due to market and other factors out of the Company’s control.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q, and in other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027